Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I Announces Refreshment of Directors

PERRYSBURG, Ohio (February 4, 2020) – O-I Glass, Inc. (NYSE: OI) (“O-I” or the “Company”) today announced that as part of its regular refreshment process it intends to nominate Samuel R. Chapin and Catherine I. Slater to its 2020 slate of Directors. The Board of Directors routinely evaluates Board composition in keeping with the Company’s evolving business and strategic needs and also consulted with investors during the selection process.

•	Mr. Chapin spent over 33 years at Bank of America Merrill Lynch, most recently serving as Executive Vice Chairman of Global Corporate & Investment Banking from 2010 until his retirement in 2016. Mr. Chapin currently serves on the boards of CIRCOR International, Inc. and PerkinElmer, Inc., chairing PerkinElmer’s audit committee, and holds a B.A. from Lafayette College and an M.B.A. from The Wharton School at the University of Pennsylvania.

•	Ms. Slater is Senior Vice President, Global Cellulose Fibers and IP Asia, at International Paper Company, an S&P 500 pulp and paper company, and has over 30 years of executive leadership experience in the paper and packaging sector. Prior to her current role, she served in various management roles at Weyerhauser Company and Procter & Gamble Company. Ms. Slater serves on the board of United Way of the Mid-South and holds a B.S. in Chemical Engineering from the University of South Alabama.

Two current Board members informed the Board that they would not be standing for re-election at the Company’s upcoming Annual Meeting of Shareholders. O-I and its Directors would like to gratefully acknowledge the significant and enduring contributions of each of these Directors, Dennis K. Williams and Hugh H. Roberts.

The nomination of Ms. Slater brings the total number of female Board members to 25% of the Board’s composition and the female and minority members to nearly half. In the last six years the Board has refreshed seven of its twelve members. Eleven of the twelve members are independent and all twelve are elected annually.

About O-I
At Owens-Illinois, Inc. (NYSE: OI), we love glass and we’re proud to make more of it than any other glass bottle or jar producer in the world. We love that it’s beautiful, pure and completely recyclable. With global headquarters in Perrysburg, Ohio, we are the preferred partner for many of the world's leading food and beverage brands. Working hand and hand with our customers, we give our passion and expertise to make their bottles iconic and help build their brands around the world. With more than 27,500 people at 77 plants in 23 countries, O-I has a global impact, achieving revenues of $6.7 billion in 2019. For more information, visit o-i.com.

Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933. These forward-looking statements relate to a variety of matters, including, without limitation, statements regarding the approval, consummation and potential impact of the Corporate Modernization. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

It is possible that the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) Company’s ability to obtain the benefits it anticipates from the Corporate Modernization, (2) risks inherent in, and potentially adverse developments related to, the Chapter 11 bankruptcy proceeding involving the Company’s wholly owned subsidiary Paddock Enterprises, LLC (“Paddock”), that could adversely affect the Company and the Company’s liquidity or results of operations, including risks from asbestos-related claimant representatives asserting claims against the Company and potential for litigation and payment demands against us by such representatives and other third parties, (3) the Company’s ability to accurately estimate its total asbestos-related liability or to control the timing and occurrence of events related to outstanding asbestos-related claims, including but not limited to the Company’s obligations to make payments to resolve such claims under the terms of its support agreement with Paddock, (4) the Company’s ability to manage its cost structure, including its success in implementing restructuring or other plans aimed at improving the Company’s operating efficiency and working capital management, achieving cost savings, and remaining well-positioned to address the Company’s legacy liabilities, (5) the Company’s ability to acquire or divest businesses, acquire and expand plants, integrate operations of acquired businesses and achieve expected benefits from acquisitions, divestitures or expansions, (6) the Company’s ability to achieve its strategic plan, (7) foreign currency fluctuations relative to the U.S. dollar, (8) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (9) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to Brexit, economic and social conditions, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (10) the Company’s ability to generate sufficient future cash flows to ensure the Company’s goodwill is not impaired, (11) consumer preferences for alternative forms of packaging, (12) cost and availability of raw materials, labor, energy and transportation, (13) consolidation among competitors and customers, (14) unanticipated expenditures with respect to data privacy, environmental, safety and health laws, (15) unanticipated operational disruptions, including higher capital spending, (16) the Company’s ability to further develop its sales, marketing and product development capabilities, (17) the failure of the Company’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (18) the ability of the Company and the third parties on which it relies for information technology system support to prevent and detect security breaches related to cybersecurity and data privacy, (19) changes in U.S. trade policies, and the other risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and any subsequently filed Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or the Company’s other filings with the Securities and Exchange Commission.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results or operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

For further information, please contact:

Chris Manuel
Vice President, Investor Relations
567-336-2600
chris.manuel@o-i.com